EXHIBIT 99.1

WINLAND ELECTRONICS, INC. ANNOUNCES RESULTS OF ITS 2009 ANNUAL MEETING

Mankato, Minn. / May 7, 2009 - Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of custom electronic control products and systems, announced today the voting results for proposals considered at its annual shareholders’ meeting held on May 5, 2009.  Three matters were presented for shareholder approval:

1.	To set the number of members of the Board of Directors at five;

2.	To re-elect Lorin E. Krueger, Thomas J. de Petra, Thomas J. Goodmanson, Richard T. Speckmann and Thomas J. Brady as directors; and

3.	To increase the number of shares available under the Company’s 2008 Equity Incentive Plan from 300,000 to 500,000.

All proposals were approved by the shareholders.

The Company also announced that at a Board of Directors meeting held on May 5, 2009, Thomas J. Goodmanson was re-elected as the Chairman of the Company’s Board of Directors. Mr. Goodmanson has served on the Company’s Board of Directors since June 1, 2007, and was first elected Chairman on May 6, 2008.

These results will be filed in the Company’s SEC Form 10-Q for the period ending June 30, 2009.

About Winland Electronics

Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland's product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland's core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN. www.winland.com

CONTACT:	Thomas J. de Petra	Jan Drymon
	President, Chief Executive Officer	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2881
jan@carideogroup.com